Code of Ethics for the Independent Trustees of the

John Hancock Alternative Funds

Effective June 15, 2022

Amended and Restated October 9, 2024

The Board of Trustees (the “Board”) of the John Hancock Alternative Funds1 (the “Funds”) has adopted this code of ethics (this “Code”), exclusively with respect to Trustees who are not “interested persons,” as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the “1940 Act”), of the Funds (the “Independent Trustees” or “you”). This Code is intended to comply with the requirements of Rule 17j-1 under the 1940 Act insofar as they apply to the Independent Trustees.

The Board recognizes that the Funds’ officers and access persons (with the exception of the Independent Trustees) are covered by a separate code of ethics adopted by the Board, which is applicable to the Fund, John Hancock Investment Management, LLC and John Hancock Variable Trust Advisers, LLC (each, a “John Hancock Adviser”), John Hancock Investment Management Distributors, LLC, John Hancock Distributors, LLC, and the John Hancock Family of Funds. The Board also recognizes that access persons who are employees of a sub-adviser to the Funds are covered under a separate code of ethics approved by the Board. The Board, after considering the limited nature of access by the Independent Trustees to current information with respect to security transactions being effected or considered on behalf of the Funds, has adopted this Code specifically and separately to cover the Independent Trustees.

Please note that the policies described below apply to all accounts over which you have a beneficial interest. Normally, you will be deemed to have a beneficial interest in your personal accounts, those of a spouse, “significant other,” minor children or family members sharing your household, as well as all accounts over which you have discretion or give advice.

If you have any questions regarding your responsibilities under this Code of Ethics, please contact the Funds’ CCO, Trevor Swanberg.

Set forth below are policies applicable to the Independent Trustees.

I. Statements of Policy

A. General Principles

It is unlawful for any Independent Trustee covered by this Code, directly or indirectly, in connection with his or her purchase or sale of a security held or to be acquired by the Funds, to:

•	employ any device, scheme or artifice to defraud the Funds;

•

make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

[1]

As used in this Code, the “John Hancock Alternative Funds,” or the “Funds,” refer to each closed-end fund that is listed in Appendix A hereto, as may be updated from time to time by the Chief Compliance Officer of the John Hancock Alternative Funds.

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or

•	engage in any manipulative practice with respect to the Funds.

The General Principles discussed above govern all conduct, whether or not the conduct is also covered by more specific standards and procedures in this Code. Failure to comply with this Code may result in disciplinary action as determined by the Board, including potentially removal from the Board in accordance with the terms of the Funds charter documents.

B. Transactions in securities of Advisers, Subadvisers and Principal Underwriters

As an Independent Trustee, you are prohibited from purchasing any security issued by:

(1) the controlling parent of the John Hancock Advisers;

(2) any subadviser of the Funds (including other coinvesting Funds/entities of the subadviser);

(3) the controlling parent of any subadviser;

(4) any principal underwriter of the Funds,

(5) the controlling parent of any principal underwriter.

A complete list of these issuers can be found in Appendix B and Appendix C

C. Annual Certification

On an annual basis, you must provide a certification at a date designated by the Chief Compliance Officer of the Funds that:

(1) you have read and understand this Code;

(2) you acknowledge that you are subject to its requirements; and

(3) you have complied, to the best of your knowledge, with its requirements.

You are required to make this certification to demonstrate that you understand the importance of these policies and your responsibilities under the Code.

D. Quarterly Transaction Reports

You will not generally be required to submit quarterly transaction reports. You will, however, be required to submit a quarterly transaction report if you knew (or, in the ordinary course of fulfilling your official duties as an Independent Trustee, should have known) that during the 15 calendar days immediately before or after you trade a security described in Section II.A of this Code, either:

(i) the subadviser of the Funds purchased or sold the same security on behalf of the Funds, or

(ii) the subadviser of the Funds actively considered the purchase or sale of the same security on behalf of such Funds;

If these circumstances occur, it is your responsibility to contact the Chief Compliance Officer of the Fund and he will assist you with the requirements of the quarterly transaction report.

You must submit a quarterly transaction report within 30 calendar days after the end of a calendar quarter if required in the limited circumstances described above. This report must cover all transactions during the calendar quarter that are personal securities transactions, as described below in Section II of this Code.

If you are required to submit a quarterly transaction report, the report must include the following information about each transaction described above:

•

the date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date that you submit the report.

With respect to any account in which you have traded securities for which you must submit a quarterly transaction report, the quarterly transaction report must also include the following account information:

•	the name of the broker, dealer or bank with whom you have established an account;

•	the account number and account registration;

•	the date the account was established; and

•	the date that you submit the report.

II. Personal Securities Transactions

A Personal Securities Transaction is a transaction in a security in which an Independent Trustee subject to this Code has a beneficial interest. Normally, this includes securities transactions in your personal accounts, those of a spouse, “significant other,” minor children or family members sharing your household, as well as all accounts over which you have discretion or give advice. Accounts over which you have no direct or indirect influence or control are exempt. For discretionary accounts, this is defined as:

1)	Not being able to suggest that the trustee or third-party discretionary manager make any particular purchases or sales of securities;

2)	Not being able to direct the trustee or third-party discretionary manager to make any particular purchases or sales of securities; and

3)	You did not consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in your account.

To prevent potential violations of this Code, you are strongly encouraged to request clarification for any transactions or accounts that are in question.

A. Covered Personal Securities Transactions

Except as noted below, Personal Securities Transactions include transactions in all securities, including:

•	Stocks or bonds;

•	Government securities that are not direct obligations of the U.S. government, such as Fannie Mae or municipal securities;

•	Shares of all closed-end funds;

•

Shares of the John Hancock Funds, as well as any other open-end mutual funds, including John Hancock ETF’s, that are advised or sub-advised by a John Hancock Adviser or by John Hancock or Manulife entities (other than money market funds);

•	Options on securities, on indexes, and on currencies;

•	All kinds of limited partnerships;

Exchange Traded Funds formed as unit investment trusts;

•	Foreign unit trusts and foreign mutual funds;

•	Private investment funds and hedge funds; and

•	Futures, investment contracts or any other instrument that is considered a “security” under the Investment Company Act of 1940.

B. Exempt Personal Securities Transactions

Personal Securities Transactions do not include transactions in the following securities:

•	Direct obligations of the U.S. government (e.g., treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Shares of any open-end mutual funds, including exchange-traded funds, that are not advised or sub-advised by a John Hancock Adviser or by John Hancock or Manulife entities;

•	Shares issued by money market funds; and

•	Securities in accounts over which you have no direct or indirect influence or control.

C. Restrictions on Trading in Shares of the Underlying Investments of the Funds

1.

General. The Independent Trustees may not buy or sell shares of underlying investments held by the Fund or tip others who then trade in these securities on the basis of material non-public information.

a.

Material Information. Information is considered “material” if a reasonable investor would consider it important in making a decision to buy, sell or hold shares of the Companies. Positive or negative information may be “material.”

b.

Non-public Information. Information is considered “non-public” if it has not been broadly and publicly disseminated for a sufficient period to be reflected in the price of the Companies. Information remains “non-public” until it has been “publicly disclosed,” meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a press release or inclusion of such information in a filing with the Securities and Exchange Commission.

c.

Examples. Inside Information may include instances where the Independent Trustees may be required to sign non-disclosure agreements (“NDAs”) with public companies about potential private transactions in publicly traded companies.

d.

Further Guidance. If you are uncertain as to whether information is Inside Information, you should presume that the information is both material and non-public, and that it is Inside Information. In such cases, you should refrain from trading until you consult legal counsel or the Chief Compliance Officer for further guidance on information that may be deemed Inside Information.

2.

Transactional Information. The Independent Trustees may not engage in transactions in securities of a company for which securities transactions are pending or in shares of the company’s affiliated entities between:

(1) the date Independent Trustees receive information related to pending or proposed transactions for the Funds, and

(2) ten (10) calendar days after the transaction is consummated in the Funds or a decision is made not to proceed with the proposed transactions provided that any material non-public information has been made publicly available.

3.

Other Restricted Periods. The Chief Compliance Officer of the Fund may, from time to time, restrict the purchase of the Funds, or any other securities related to the business of the Fund, if he or she believes after consulting with counsel to the Funds that the Independent Trustees may have knowledge of Inside Information regarding such securities. The Chief Compliance Officer will provide the Independent Trustees prior notice of any such restrictions.

D. Restrictions on Trading in John Hancock Affiliated Funds

1.	General. You may not buy or sell shares of the Funds, or tip others who then trade in such Funds, on the basis of material non-public information (“Inside Information”).

a.

Material Information. Information is considered “material” if a reasonable investor would consider it important in making a decision to buy, sell or hold shares of a Funds. Positive or negative information may be “material.”

b.

Non-public Information. Information is considered “non-public” if it has not been broadly and publicly disseminated for a sufficient period to be reflected in the price of the Funds. Information remains “non-public” until it has been “publicly disclosed,” meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a press release or inclusion of such information in a filing with the Securities and Exchange Commission. In the case of the John Hancock ETFs, holdings information posted to the Funds’ website is considered to have been “publicly disseminated.”

c.

Examples. Inside Information may include such things as news about acquisitions, Closed-End Fund tender offers, financial results, changes in dividends or distributions, Closed-End Fund share buy-backs, important management changes, anticipated litigation recoveries, or any other information that is likely to be considered material to a Funds.

d.

Further Guidance. If you are uncertain as to whether information is Inside Information, you should presume that the information is both material and non-public, and that it is Inside Information. In such cases, you should refrain from trading until you consult legal counsel or the Chief Compliance Officer for further guidance on information that may be deemed Inside Information.

2.	Blackout Periods and Trading Guidelines. You may not trade in shares of the Funds during the following blackout periods (each, a “Blackout Period”):

As described more fully in the Funds’ registration statement, the Funds generally will accept purchases of shares as of the last business day of each calendar month (“the purchase date”). A completed application in good order must be received by the Funds’ transfer agent at least five business days in advance of the purchase date. To the extent that the Funds and the transfer agent are unable to complete the required verification by the purchase date, an investor’s funds will be held in a non-interesting bearing account by the transfer agent and the purchase of the shares will then be made on the last business day of the following calendar month.

The Independent Trustees may place an order for shares of the Fund each calendar month after the net asset value of the Funds is struck until the earlier of the following dates: (A) the date Board meeting information is received by the Trustee; (B) the date the Independent Trustees are advised that Board meeting information is posted to the site where Board materials are made available; (C) upon receipt of the materials for a special meeting of the Board or a committee thereof; (D) the date on which a semiannual or an annual shareholder report that contains financial statements for the Funds is received by the Trustee; (E) the date the Independent Trustees are advised that a semiannual or an annual shareholder report that contains financial statements for the Funds is posted to the website where Board materials are made available; or (F) the date a co-investment opportunity is presented to the Board for approval.

In addition to the foregoing, the Chief Compliance Officer may impose one or more additional Blackout Periods in his discretion.

III. Administration of the Code of Ethics

A. Review of Reports

The Chief Compliance Officer of the Funds shall review any reports delivered by an Independent Trustee pursuant to this Code. Any such review shall give special attention to evidence, if any, of conflicts or potential conflicts with the securities transactions of the Funds or violations or potential violations of the antifraud provisions of the federal securities law or this Code.

B. Investigations of Potential Violations

The Chief Compliance Officer shall investigate any potential violation of the provisions of this Code. After completion of any such investigation, the Chief Compliance Officer shall determine whether a violation has occurred and, if so, make a report to the Board. The Board shall determine what action should be taken in response to a violation of this Code.

C. Annual Reports

At least on an annual basis, the Chief Compliance Officer shall provide the Board with (i) a written report that describes issues that arose under this Code since the prior such report, including, but not limited to, information relating to material violations of this Code and any actions taken, and (ii) a certification that the Funds have adopted procedures reasonably necessary to prevent the Independent Trustees from violating this Code.

D. Record Retention Requirements

The Chief Compliance Officer shall maintain the following records at the Funds’ principal place of business, and shall make these records available to the Securities and Exchange Commission at any time and from time to time for reasonable periodic, special or other examination:

•	A copy of this Code that is currently in effect, or at any time within the past five years was in effect;

•

A record of any violation of this Code, and any action taken as a result of a violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•	A copy of each quarterly transaction report made by an Independent Trustee under this Code;

•	A copy of each annual report and certification described in Section III.C of this Code; and

•	A record of all Independent Trustees, currently or within the past five years, who are subject to this Code, and of individual(s) who are responsible for reviewing reports made under this Code.

E. Amendments

Any amendments to this Code must be approved by a majority of the Independent Trustees.

Appendix A – John Hancock Alternative Funds

John Hancock Asset-Based Lending Fund

Manulife Private Credit Plus Fund

John Hancock Multi Asset Credit Fund

John Hancock Asset Back Securites Fund

Appendix B - MFC (parent of adviser and PUW) - Publicly Issued & Outstanding Securities (attached PDF)

Exhibit B

MANULIFE FINANCIAL

PUBLICLY ISSUED AND OUTSTANDING SECURITIES

September 30, 2024

#	Security	Issue Date	Date: Par Redemption/ Maturity	Ticker Symbol / ISIN/CUSIP #
1.	Manulife Financial Corporation Common shares	Sept 24/99		MFC**/ 56501R106 (SEDOL #2492519 UK & Ireland)
2.	Manulife Financial Corporation 14 MM Non-Cumulative Class A Shares, Series 2	Feb. 18/05	Mar. 19/14 (not redeemed)	MFC.PR.B.* / 56501R403
3.	Manulife Financial Corporation 12 MM Non-Cumulative Class A Shares, Series 3	Jan. 3/06	Mar. 19/15 (not redeemed)	MFC.PR.C.* / 56501R502
4.	Manulife Financial Corporation 6,537,903 Non-Cumulative Rate Reset Class 1 Shares Series 3	June 19, 2021	June 19/26 and every 5 yrs. Thereafter	MFC.PR.F.* / 56501R858
5.	Manulife Financial Corporation 1,462,097 Non-Cumulative Floating Rate Class 1 Shares Series 4	June 19, 2021	June 19/26 and every 5 yrs. Thereafter	MFC.PR.P.* / 56501R841
6.	Manulife Financial Corporation 10 MM Non-Cumulative Rate Reset Class 1 Shares Series 9	May 24/12	Sept. 19/27 and every 5 yrs. Thereafter	MFC.PR.I.* / 56501R783
7.	Manulife Financial Corporation 8 MM Non-Cumulative Rate Reset Class 1 Shares Series 11	Dec. 4/12	Mar 19/28 and every 5 yrs. Thereafter	MFC.PR.J.* /56501R767
8.	Manulife Financial Corporation 8 MM Non-Cumulative Rate Reset Class 1 Shares Series 13	June 21/13	Sept. 19/28 and every 5 yrs. Thereafter	MFC.PR.K.* /56501R742
9.	Manulife Financial Corporation 8 MM Non-Cumulative Rate Reset Class 1 Shares Series 15	Feb. 25/14	June 19/29 and every 5 yrs. Thereafter	MFC.PR.L.* /56501R726

10.	Manulife Financial Corporation 14 MM Non-Cumulative Rate Reset Class 1 Shares Series 17	Aug.15/14	Dec. 19/24 and every 5 yrs. Thereafter	MFC.PR.M.* /56501R692
11.	Manulife Financial Corporation 10 MM Non-Cumulative Rate Reset Class 1 Shares Series 19	Dec. 3/14	Mar. 19/25 and every 5 yrs. Thereafter	MFC.PR.N* /56501R676
12.	Manulife Financial Corporation 10 MM Non-Cumulative Rate Reset Class 1 Shares Series 25	Feb. 20/18	June 19/28 and every 5 yrs. Thereafter	MFC.PR.Q* /56501R619
13.

Manulife Financial Corporation 2,000,000 Non-Cumulative Fixed Rate

Reset Class 1 Shares Series 27 issued to Limited Recourse Trustee, Computershare, re Limited Recourse Capital Notes Series 1 (also see item 28, below)

		Feb. 19/21	June 19/26 and every 5 yrs. Thereafter	CA56501R5859 (no ticker symbol – shares not listed)
14.

Manulife Financial Corporation 1,200,000 Non-Cumulative Fixed Rate

Reset Class 1 Shares Series 28 issued to Limited Recourse Trustee, Computershare, re Limited Recourse Capital Notes Series 2 (also see item 29, below)

		Nov. 12/21	March 19/27 and every 5 yrs. Thereafter	CA56501R5776 (no ticker symbol shares not listed)
15.

Manulife Financial Corporation 1,000,000 Non-Cumulative Fixed Rate

Reset Class 1 Shares Series 29 issued to Limited Recourse Trustee, Computershare, re

Limited Recourse Capital Notes Series 3 (also see item 30, below)

		June 14/22	June 19/27 and every 5 yrs. Thereafter	CA56501R5693 (no ticker symbol – shares not listed)
16.	Manulife Financial Corporation U.S.$1B of 4.150% Senior Notes due 2026	Mar. 4/16	Mar. 4/26 Maturity	CA56501RAC0
17.	Manulife Financial Corporation U.S.$750 MM of 5.375% Senior Notes due 2046	Mar. 4/16	Mar. 4/46 Maturity	CA56501RAD8
18.	Manulife Financial Corporation US$270 MM of 3.527% Senior Notes due December 2, 2026 (private placement)	Dec. 2/16	Dec. 2/26 Maturity	XS1527568361
19.	Manulife Financial Corporation US$750 MM of 4.061% Subordinated Notes due February 24, 2032	Feb. 24/17	Optional redemption – Feb. 24/27 Maturity – Feb. 24/32	56501RAE6

20.	Manulife Financial Corporation S$500 MM of 3.00% Subordinated Notes due Nov. 21, 2029 (Singapore)	Nov. 21/17	Optional redemption – Nov 21/24 Maturity – Nov 21/29	XS1717080524
21.	Manulife Financial Corporation $1B of 2.237% Subordinated Debentures due May 12, 2030	May 12/20	Optional redemption – May 12/25 Maturity – May 12/30	CA56501RAH99
22.	Manulife Financial Corporation $1B of 2.818% Subordinated Debentures due May 13, 2035	May 12/20	Optional redemption – May 13/30 Maturity – May 13/35	CA56501RAJ55
23.	Manulife Financial Corporation US$500 MM of 2.484% Senior Notes due May 19, 2027	May 19/20	Maturity – May 19/27	US56501RAK23
24.	Manulife Financial Corporation US$200 MM of 2.396% Senior Notes (private placement)	June 1/20	Maturity – June 1/27	XS2180882107
25.	Manulife Financial Corporation US$1,155,000,000 of 3.050% Senior Notes due August 27, 2060 (Taiwan)	Aug. 27/20	Optional redemption – Aug 27/25 and thereafter every Aug. 27 Maturity – Aug. 27/60	XS2219004137
26.	Manulife Financial Corporation C$2B of 3.375% Limited Recourse Capital Notes Series 1 (Subordinated Indebtedness) due June 19, 2081 (also see Class 1 Shares Series 27, item #13, above)	Feb. 19/21	Optional redemption – June 19/26 and thereafter every 5 years to June 19/76 Maturity – June 19/81	CA56501RAL02
27.	Manulife Financial Corporation C$1.2B of 4.10% Limited Recourse Capital Notes Series 2 (Subordinated Indebtedness) due March 19, 2082 (also see Class 1 Shares Series 28, item #14, above)	Nov. 12/21	Optional redemption – March 19/27 and thereafter every 5 years to March 19/77 Maturity – March 19/2082	CA56501RAM84
28.	Manulife Financial Corporation C$1B of 7.117% Limited Recourse Capital Notes Series 3 (Subordinated Indebtedness) due June 19, 2082 (also see Class 1 Shares Series 29, item #15, above)	June 16/22	Optional redemption – June 19/27 and thereafter every 5 years to June 19/77 Maturity – June 19/2082	CA56501RAP16

29.	Manulife Financial Corporation US$750 MM of 3.703% Senior Notes due March 16, 2032	Mar. 16/22	Maturity – Mar. 16/32	US56501RAN61
30.	Manulife Financial Corporation C$1.2B of 5.409% Fixed/Floating Subordinated Debentures due March 10, 2033	Mar. 10/23	Optional – Mar. 10/28 Maturity – Mar. 10/33	56501RAQ9 / CA56501RAQ98
31.	Manulife Financial Corporation C$1.1B of 5.054% Fixed/Floating Subordinated Debentures due February 23, 2034	Feb. 23/24	Optional – Feb. 23/29 Maturity – Feb. 23/34	56501RAS5 / CA56501RAS54
32.	Manulife Financial Corporation S$500 MM of 4.275% Subordinated Notes due June 19, 2034	June 19/24	Optional – June 19/29 Maturity – June 19/34	XS2839480568
33.	John Hancock Life Insurance Company (U.S.A.) US$236 MM of 4.8% - 6.0% SignatureNotes due various dates to March 2032	Oct. 2002 to Apr. 2007	Maturity – various dates to March 2032	26 CUSIPs (see below***)
34.	Manulife Finance (Delaware), L.P. $650 MM of 5.059% Subordinated Debentures	Dec. 14/06	Optional Dec. 15/36 Maturity Dec. 15/41	56502FAA9
35.	Manulife Holdings Berhad Ordinary Shares (approx. 62%)	Oct. 1/08		1058 – trading symbol on the Bursa Malaysia

*	Trades on the Toronto Stock Exchange only
**	Trades on the Toronto Stock Exchange, New York Stock Exchange, Stock Exchange of Hong Kong and the Philippines Stock Exchange
***	41013MAZ3, 41013MBG4, 41013MCP3, 41013MCX6, 41013MPZ7, 41013MQG8, 41013MQP8, 41013MRD4, 41013MRL6, 41013N4H8, 41013N4L9, 41013N4P0

Appendix C – Affiliated Funds of the Subadviser

Marathon Secured Private Strategies Master Fund II A, L.P.

Marathon Secured Private Strategies Master Fund II B, L.P.

Marathon Secured Private Strategies REIT II, LLC

Marathon Health Care Finance Fund, L.P.

Marathon Healthcare Finance (Europe) Investment Fund

Marathon Distressed Credit Master Fund

Marathon Distressed Credit Master (Cayman) Fund, LP

Marathon StepStone Master Fund LP

Marathon Securitized Credit Master Fund, Ltd

Marathon ECO IV SCA SICAV-RAIF

Marathon Centre Street Partnership, LP

TRS Credit Fund, LP

Marathon Blue Grass Credit Fund, LP

Marathon Currituck Fund, LP – Series A

Marathon Currituck Fund, LP – Series C

Marathon Currituck Fund, LP – Series D

Marathon Secured Private Strategies Master Fund III A, L.P.

Marathon Secured Private Strategies Master Fund III B, L.P.

Marathon Secured Private Strategies Master Fund III C, L.P.

Marathon SPS IA Fund, L.P.

Marathon Strategic Opportunities Program, LP